Exhibit 1.1

May 14, 2019

Spire Inc.

700 Market Street

St. Louis, Missouri 63101

Attention: Adam Woodard

Ladies and Gentlemen:

Reference is made to the Equity Distribution Agreement dated February 6, 2019 between Spire Inc., a Missouri corporation, and each of (i) RBC Capital Markets, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), as Agents, Principals or Forward Sellers, and (ii) Royal Bank of Canada and Bank of America, N.A., as Forward Purchasers (the “Equity Distribution Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Equity Distribution Agreement.

As part of our efforts to reorganize our U.S. broker-dealer operations (the “Reorganization”), Bank of America Merrill Lynch has established a new legal entity, BofA Securities, Inc. (“BofA Securities”), which will become the new home for the institutional services that are currently provided by Merrill Lynch. We expect the Reorganization to be completed on or about the date hereof (such completion date, the “Transfer Date”). As of the Transfer Date, (a) Merrill Lynch shall transfer, convey and assign to BofA Securities all of its rights, title and interest in the Equity Distribution Agreement, (b) BofA Securities shall succeed to all rights, liabilities and obligations of Merrill Lynch with respect to the Equity Distribution Agreement, (c) the Equity Distribution Agreement shall no longer be with Merrill Lynch but with BofA Securities, (d) the Company’s obligations under the Equity Distribution Agreement shall be to BofA Securities and not to Merrill Lynch, (e) Merrill Lynch shall no longer have any duties, obligations or liabilities to the Company under the Equity Distribution Agreement, except for any liability that Merrill Lynch may have to the Company with respect to matters arising prior to the Transfer Date, provided that Merrill Lynch may separately agree with BofA Securities to perform certain duties and obligations on behalf of BofA Securities after the Transfer Date and (f) for purposes of Section 10(a)(ii) of the Equity Distribution Agreement, the address for notices shall be to BofA Securities, Inc., One Bryant Park, New York, New York 10036, Attention: Christine Roemer (email: Christine.Roemer@baml.com), with a copy to ECM Legal.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York. This letter agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

Very truly yours,

BOFA SECURITIES, INC.

By:	/s/ Jason Satsky
Name: Jason Satsky
Title: Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Jason Satsky
Name: Jason Satsky
Title: Managing Director

ACCEPTED as of the date first above written

SPIRE INC.

By:	/s/ Adam Woodard
Name: Adam Woodard
Title: Treasurer

[Signature Page to Letter Agreement]

ACKNOWLEDGED as of the date first above written

BANK OF AMERICA, N.A., as Forward Purchaser under the Equity Distribution Agreement

By:	/s/ Jake Mendelsohn
Name: Jake Mendelsohn
Title: Managing Director

[Signature Page to Letter Agreement]